Filed Pursuant to Rule 424(b)(3)
Registration Nos.  333-208791 and 333-211679

Prospectus Supplement No. 1 to Reoffer Prospectus

of

CELLULAR BIOMEDICINE GROUP, INC.

888,937 Shares of Common Stock, par value $0.001 per share
Issuable Pursuant to the 2014 Stock Incentive Plan

This Prospectus Supplement dated July 3, 2019 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by Cellular Biomedicine Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 5, 2018 (the “Prospectus”), relating to the offer and sale by certain of our executive officers and directors (also called “Selling Stockholders”), who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of our common stock, par value $0.001 per share (“Common Stock”) that is held, or may be acquired, upon exercise of options or vesting and settlement of restricted stock units (“RSUs”) pursuant to our 2014 Stock Incentive Plan, as amended, which we refer to herein as the “2014 Plan”. This prospectus covers 888,937 shares of Common Stock (the “Shares”) underlying 658,913 options and 230,024 RSUs that are owned by the Selling Stockholders.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market under the symbol “CBMG”. On July 2, 2019, the closing sales price of our Common Stock on the Nasdaq Global Select Market was $14.81 per share.

The Shares included in this Supplement may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its Shares. Brokers or dealers effecting transactions in these Shares should confirm that the Shares are registered under applicable state law or that an exemption from registration is available.

You should carefully read and consider the risk factors under Item 1A beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2018 and risk factors under Item 1A beginning on page 44 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

SELLING STOCKHOLDERS

This prospectus relates to the Shares that are being registered for reoffers and resale by Selling Stockholders who have acquired or may acquire Shares pursuant to the 2014 Plan. Offers and sales by Selling Stockholders who are our employees, consultants and "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The Selling Stockholders are our current directors, officers and affiliates who have acquired or may acquire in the future Shares under the 2014 Plan. The Selling Stockholders may, from time to time, resell all, a portion or none of the Shares covered by this prospectus. The following table sets forth information as of June 30, 2019 with respect to ownership of our Common Stock by each Selling Stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them under this registration statement. The address for each Selling Stockholders listed below is c/o Cellular Biomedicine Group, Inc., 1345 Avenue of the Americas, Floor 15, New York, New York 10105.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned (1)		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Owned after this Offering (1)	Percentage to be Beneficially Owned after this Offering (1)
Bizuo (Tony) Liu	Chief Executive Officer, Chief Financial Officer Director	576,817	(2)	436,950	(3)	139,867	*
Andrew Chan	Chief Legal Officer, Corporate Development and Secretary	231,688	(4)	77,598	(5)	154,090	*
Yihong Yao	Chief Scientific Officer	115,723	(6)	111,556	(7)	4,167	*
Li (Helen) Zhang	Chief Production Officer	90,922	(8)	88,920	(9)	2,002	*
Wen Tao (Steve) Liu	Director	218,553	(10)	5,477	(11)	213,076	1%
Alan Au	Director	39,307	(12)	39,307	(13)	-	*
Terry A. Belmont	Chairman of the Board	51,737	(14)	51,737	(15)	-	*
Hansheng Zhou	Director	2,300,588	(16)	30,588	(17)	2,270,000	12%
Gang Ji	Director	14,626	(18)	14,626	(19)	-	*
Nadir Patel	Director	32,178	(20)	32,178	(21)	-	*
TOTAL		3,672,139		888,937		2,783,202	14%

* Less than 1%

(1)
Shares that a selling stockholder has a right to acquire pursuant to the exercise of options or vesting and settlement of RSUs under the 2014 Plan are deemed to be outstanding for the purpose of computing the number and percentage of shares of Common Stock owned by such Selling Stockholder, but are not deemed to be outstanding for computing the percentage ownership of any other Selling Stockholder.

(2)
Includes 325,800 options, 61,150 restricted common stock and 50,000 unvested restricted common stock issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 35,300 options to purchase Common Stock granted pursuant to the 2011 Incentive Stock Option Plan (the “2011 Plan”) and 255,000 options to purchase Common Stock granted pursuant to the 2013 Incentive Stock Option Plan (the “2013 Plan”), which are all vested as of June 30, 2019.

(3)
Represents 61,150 restricted common stock, 50,000 unvested restricted common stock and 325,800 options issued under the 2014 Plan, of which 279,700 options are vested as of June 30, 2019.

(4)
Includes 38,000 options, 13,342 restricted common stock and 26,256 unvested restricted common stock issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 53,880 options to purchase Common Stock granted pursuant to the 2011 Plan and 37,904 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of June 30, 2019.

(5)
Represents 13,342 restricted common stock, 26,256 unvested restricted common stock and 38,000 options issued under the 2014 Plan, of which 28,412 options are vested as of June 30, 2019.

(6)
Includes 61,500 options, 39,012 restricted common stock and 11,044 unvested restricted common stock issued under the 2014 Plan which are being registered for reoffer and resale herein.

(7)
Represents 39,012 restricted common stock, 11,044 unvested restricted common stock and 61,500 options issued under the 2014 Plan, of which 50,456 options are vested as of June 30, 2019.

(8)
Includes 59,700 options, 14,632 restricted common stock and 14,588 unvested restricted common stock issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 32,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of June 30, 2019.

(9)
Represents 14,632 restricted common stock, 14,588 unvested restricted common stock and 59,700 options issued under the 2014 Plan, of which 45,444 options are vested as of June 30, 2019.

(10)
Includes 5,477 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 146,667 options to purchase Common Stock granted pursuant to the 2011 Plan.

(11)
Represents 5,477 options issued under the 2014 Plan, which are not vested as of June 30, 2019.

(12)
Includes 39,307 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 4,000 options to purchase Common Stock under the 2013 Plan, which are all vested as of June 30, 2019.

(13)
Represents 39,307 options to purchase Common Stock under the 2014 Plan, of which 36,174 are vested as of June 30, 2019.

(14)
Includes 51,737 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 7,000 options to purchase Common Stock under the 2013 Plan, which are all vested as of June 30, 2019.

(15)
Represents 51,737 options to purchase Common Stock under the 2014 Plan, of which 44,069 are vested as of June 30, 2019.

(16)
Includes 30,588 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Also includes 2,270,000 shares of common stock held by Dangdai International Group Co., Limited. Wuhan Dangdai Technology & Industries Group Inc. has voting and dispositive power over the shares of Dangdai International Group Co., Limited in Hong Kong. Wuhan Dangdai Technology & Industries Group Inc. is controlled by Hansheng Zhou, Xiaodong Zhang, Luming Ai, Xuehai Wang, Lei Yu, Xiaoling Du and Haichun Chen. Such individuals share voting and dispositive power over the shares held by Dangdai International Group Co., Limited.

(17)
Represents 30,588 options to purchase Common Stock under the 2014 Plan, of which 24,569 are vested as of June 30, 2019.

(18)
Includes 14,626 options issued under the 2014 Plan which are being registered for reoffer and resale herein.

(19)
Represents 14,626 options to purchase Common Stock under the 2014 Plan, of which 11,493 are vested as of June 30, 2019.

(20)
Includes 32,178 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 12,000 options to purchase Common Stock under the 2013 Plan, which are all vested as of June 30, 2019.

(21)
Represents 32,178 options to purchase Common Stock under the 2014 Plan, of which 26,701 are vested as of June 30, 2019.

This Supplement is dated July 3, 2019